Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Meara Murphy

978-671-8508

Linda Lennox

978-671-8854

LANTHEUS MEDICAL IMAGING PROMOTES

MARY ANNE HEINO TO CHIEF OPERATING OFFICER

No. BILLERICA, Mass. (March 16, 2015) – Lantheus Medical Imaging, Inc. (“Lantheus” or “the Company”), a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents, today announced the promotion of Mary Anne Heino to Chief Operating Officer (COO), a newly created position in the Company, effective March 16, 2015. Ms. Heino, who has served as Chief Commercial Officer since April 2013, will continue to report to Jeff Bailey, Lantheus’ President and Chief Executive Officer.

As COO, Ms. Heino will oversee the daily management of all the operations that manufacture, sell and distribute the Company’s products. In addition to her current responsibilities leading the Company’s Commercial and International operations, Ms. Heino will assume leadership for Manufacturing and Operations, and will be responsible for the integration with Quality and Regulatory Affairs.

“I am very pleased to announce Mary Anne’s appointment to the new role of Chief Operating Officer,” said Mr. Bailey. “She brings proven leadership and expertise in all facets of pharmaceutical operations to this important role. With her success leading our overall commercial strategy and driving strong results for our Global Sales & Marketing organization, she is ideally suited to ensure alignment across Commercial, Manufacturing & Operations, Quality and Regulatory Affairs, allowing us to continue to advance the transformation of our operations and provide for the long-term success of the Company.”

“It’s an honor to take on this new challenge at Lantheus, and I am looking forward to further strengthening and building upon the Company’s commercial and operational success that has occurred over the past two years,” said Ms. Heino. “Integrating the Commercial and Manufacturing & Operations teams is essential to ensuring that our trusted brands are always available to the medical community so that they can better manage care of their patients.”

With more than 25 years of demonstrated pharmaceutical and biotech industry experience, Ms. Heino is well positioned to lead the Company’s operations. Prior to joining Lantheus in 2013, Ms. Heino was the President of Angelini Labopharm, an international pharmaceutical joint venture, with responsibility for Commercial, Manufacturing, Quality, Regulatory Affairs and other functions, as well as was instrumental in setting up the company’s supply chain. Additionally, Ms. Heino gained progressive executive experience with Centocor, Inc. and Janssen Pharmaceutica during her 18-year tenure with the Johnson & Johnson Family of Companies. While at Centocor, she led both the Cardiovascular and Immunology sales forces, as well as key areas of Commercial Operations. Ms. Heino received a B.S. in Nursing from the City University of New York, a B.S. in Biology from Stony Brook University, and an M.B.A. from The Stern School of Business at New York University.

About Lantheus Medical Imaging, Inc.

Lantheus Medical Imaging, Inc. is a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents. The Company provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. Lantheus’ key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon Xe 133 Gas (Xenon 133), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs.

Lantheus has more than 500 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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